UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OR TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1954.


                        COMMISSION FILE NUMBER  0-49694
                                               ---------

                           ALFA UTILITY SERVICES, INC.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


        396 CHRISLEA ROAD WOODBRIDGE, ONTARIO CANANDA L4L8A8 905-850-2220
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         COMMON STOCK, $.001 PAR VALUE
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
  ----------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION (S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE
         REPORTS:

         RULE 12G-4(A)(1)(I)     [ ]         RULE    12G-3(B)(1)(I)    [ ]
         RULE 12G-4(A)(1)(II)    [ ]         RULE    12G-3(B)(1)(II)   [ ]
         RULE 12G-4(A)(2)(I)     [ ]         RULE    12G-3(B)(2)(I)    [ ]
         RULE 12G-4(A)(2)(II)    [ ]         RULE    12G-3(B)(2)(II)   [ ]
                                             RULE    15D-6             [ ]
                                             ---------

The duty to file reports will be terminated by termination of the corporate existence of the registrant upon filing a Certification of Dissolution with the Delaware Secretary of State, intended to be effective on March 28, 2003.

APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION DATE OR NOTICE
DATE:       2070
     ----------------------

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934 ALFA UTILITY SERVICES, INC. HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS
BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

DATE: FEBRUARY 25, 2003               BY: /S/ ROBERT SIMONE
                                      ------------------------------------
                                      VICE PRESIDENT FINANCE AND CFO

INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12G-4, 12H-3 AND 15D-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION.

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